news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer and Treasurer
(918) 493-7700 www.unitcorp.com

For Immediate Release…
August 2, 2007

UNIT CORPORATION REPORTS 2007 SECOND QUARTER RESULTS;
PRODUCTION GROWTH RESTORED; COMPANY ON TARGET WITH 2007 DRILLING PROGRAM WITH 67 NEW WELLS; RIG UTILIZATION AND PROFIT MARGINS REMAIN STRONG AND RIG FLEET EXPANDS

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the three and six months ended June 30, 2007. Total revenues for the second quarter were $286.6 million (54% contract drilling, 34% oil and natural gas, and 12% gathering and processing) compared to total revenues of $280.3 million (63% contract drilling, 29% oil and natural gas, and 8% gathering and processing).  Net income for the second quarter of 2007 was $65.6 million, or $1.41 per diluted share.  Second quarter 2006 net income was $74.8 million, or $1.61 per diluted share.

During the first half of 2007, Unit’s total revenue was $563.9 million (56% contract drilling, 32% oil and natural gas, and 12% gathering and processing), up from $563.2 million (60% contract drilling, 31% oil and natural gas, and 9% gathering and processing) posted during the same period in 2006.  Net income was $130.0 million, a decrease of 13% compared to year-ago 2006 net income of $149.7 million.

“We believe the production constraints experienced by our oil and natural gas segment during the first six months of the year have been addressed,” said Larry D. Pinkston, President and Chief Executive Officer.  “At the end  of  the second quarter our average daily rate of production was 154.3 million cubic feet equivalent (MMcfe), a rate that is 8% and 6% higher than the average daily rate for the first and second quarter of 2007, respectively.  For the first six months, we successfully drilled and completed 121 wells with an 84% success rate.  I’m pleased how our employees positively responded to the challenges presented by a number of factors beyond our control.  Our drilling pace is quickening; we anticipate this segment will drill approximately 150 more wells over the last half of 2007, setting a new operating milestone.”

Pinkston said: “In our drilling segment, profit margins and utilization remained strong and within our expectations.  Our average dayrate for the second quarter of 2007, when compared to our fourth quarter of 2006 average dayrate which was our historical high, only realized a 5% decrease.”

CONTRACT DRILLING RESULTS
•	Closed acquisition of nine new rigs and other equipment from a private company in June.
•	Rig utilization and profit margins are strong.
•	107 drilling rigs currently under contract (84% of drilling rig fleet).
•	74% of drilling rigs currently under contract are with public companies and major private independents.

Second quarter 2007 drilling utilization of 81% was a slight decrease of 2% from the previous quarter and a 16% decrease from the second quarter of 2006.  Contract drilling rig rates for the second quarter averaged $18,710 per day, an increase of 1% from the second quarter of 2006 and a decrease of 4% from the first quarter of 2007.  Average operating margins for the second quarter were $9,544 per day (before elimination of intercompany drilling rig profit of $5.4 million) as compared to $10,182 per day during the second quarter of 2006 (before elimination of intercompany drilling rig profit of $5.4 million), a decrease of 6%.

For the first six months of 2007, utilization decreased 16% to 82% as compared to 98% during the first six months of 2006.  Average operating margins for the first six months of 2007 were $9,849 per day (before elimination of intercompany drilling rig profit of $9.9 million) as compared to $9,414 per day (before elimination of intercompany drilling rig profit of $8.6 million for the same period in 2006), an increase of 5%.

Currently, Unit has 128 drilling rigs of which 107 are under contract.  The following table illustrates Unit’s drilling rig count at the end of each period and its average utilization rate during the period:

	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05
Rigs	128	118	117	116	115	111	112	111	103
Utilization	81%	83%	92%	96%	97%	98%	96%	98%	98%

The decline in drilling rig utilization was primarily due to rigs mobilizing to new drilling locations and drilling activity not fully rebounding to last year’s record pace as a result of weakened commodity prices that began in mid-2006.  Of the nine drilling rigs acquired in the second quarter of 2007, five are currently drilling under contract. One of the drilling rigs is being refurbished and is expected to be ready for work in the third quarter.

EXPLORATION AND PRODUCTION RESULTS
•	Completed 67 gross wells (121 total year to date out of 270 planned for 2007) at an 82% success rate.
•	Restored production previously constrained by a fire at the Valero refinery, pipeline and compression restrictions as well as inclement weather.
•	Exited second quarter with a daily average production rate of 154.3 MMcfe.
•	Increased production over second quarter 2006 and sequentially over the first quarter of 2007.

Second quarter production for Unit’s oil and natural gas operations was 433,000 barrels of oil and 10.6 billion cubic feet (Bcf) of natural gas, or 13.2 billion cubic feet equivalent (Bcfe), representing sequential growth of 3% over the previous quarter and an increase of 5% over the second quarter of 2006.  Revenues for the second quarter were $96.3 million, or 18% higher than 2006’s second quarter.  During the second quarter of 2007, oil production, including liquids, composed 20% of total production compared to 17% in the second quarter of 2006.  Total production for the first six months of 2007 was 26.0 Bcfe, an increase of 3% over the 25.3 Bcfe produced in the first six months of 2006.

Unit’s average natural gas price for the second quarter of 2007 increased 18% to $6.78 per thousand cubic feet (Mcf) as compared to $5.76 per Mcf for the second quarter of 2006.  Unit’s average oil price for the second quarter of 2007 was $53.18 per barrel compared to $57.11 per barrel for the second quarter of 2006, a 7% decrease.  For the first six months of 2007, Unit’s natural gas prices increased 3% to $6.58 per Mcf as compared to $6.41 per Mcf during the first six months of 2006.  Unit’s average oil price for the first six months of 2007 was $50.66 per barrel compared to $55.88 per barrel during the first six months of 2006, a 9% decrease.

The following table illustrates Unit’s production and certain results for the periods indicated:

	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05
Production, Bcfe	13.2	12.8	14.2	13.5	12.6	12.7	11.8	10.0	9.4
Realized Price, Mcfe	$7.19	$6.63	$6.26	$6.68	$6.41	$7.36	$9.71	$8.28	$6.49
Wells Drilled	67	54	66	75	62	41	57	52	57
Success Rate	82%	87%	89%	88%	85%	88%	100%	90%	89%

During the second quarter of 2007, Unit began drilling operations on 69 wells of which 22  were still in progress at the end of the quarter.  Sixty-seven wells were completed for a success rate of 82%.

Unit’s 2007 production expectation of 56 to 58 Bcfe remains unchanged from previous guidance and is an increase of 6% to 10% from 2006 production.

MID-STREAM RESULTS

•	Unit’s gas gathering and processing business delivered 12% gross margin.
•	Operating profits (not including depreciation) of $4.4 million in the second quarter, a 34% sequential quarterly increase and a 46% increase over the second quarter of 2006.

Second quarter of 2007 processing volumes of 42,465 MMBtu per day and liquids sold volumes of 113,829 gallons per day increased 38% and 127%, respectively, from the second quarter of 2006.  Second quarter 2007 gathering volumes were 218,290 MMBtu per day, a 10% decrease from the second quarter of 2006.  Operating profit (as defined below in the financial tables) for the second quarter was $4.4 million or 46% higher than 2006’s second quarter, driven primarily by the increase in liquids sold.  Liquid recoveries at several of Unit’s processing facilities have improved as the result of recent upgrades to the facilities.

For the first six months of 2007, processing volumes of 42,984 MMBtu per day and liquids sold volumes of 104,946 gallons per day increased 39% and 107%, respectively, from the first six months of 2006.  Gathering volumes for the first six months of 2007 were 222,164 MMBtu per day, a 3% decrease from the first six months of 2006.

The following table illustrates certain results from Unit’s mid-stream operations at the end of each period:

	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05
Gas gathered MMBtu/day	218,290	226,081	253,776	276,888	243,399	215,341	180,098	159,821	121,611
Gas processed MMBtu/day	42,645	43,327	44,781	35,124	31,000	30,668	24,391	36,061	31,670
Liquids sold Gallons/day	113,829	95,964	93,792	71,790	50,169	51,337	53,269	54,609	71,693

Unit’s mid-stream segment operates four natural gas treatment plants, owns seven processing plants, 37 active gathering systems and 641 miles of pipeline.

STRONG BALANCE SHEET AND RESOURCES TO FUND CAPITAL PLAN
•	Debt to capitalization of 14%, as of June 30, 2007.
•
Ample cash flow and credit availability to fund capital expenditures for drilling an estimated 270 new gross wells for the year, placing two new drilling rigs into service and growing capacity of mid-stream business.

Unit ended the quarter with working capital of $87.3 million, long-term debt of $209.8 million and a debt-to-capitalization ratio of 14%.  During the second quarter, Unit entered into a $400.0 million Amended and Restated Senior Credit Agreement. At June 30, 2007, Unit had $190.2 million of borrowing capacity under the credit agreement.  Unit has adequate cash flow and credit to fully fund its capital plan.

MANAGEMENT COMMENT
Larry Pinkston, President and Chief Executive Officer, said: “We are pleased with the outcome of our 2007 second quarter results.  Our oil and natural gas segment has overcome the issues leading to its production constraints in time to focus on what we believe will be an active latter half of the year.  Our contract drilling segment has quickly assimilated its newly acquired Texas Panhandle drilling rigs and equipment into its existing fleet and we’re pleased with the efficiency of these new operations.  And, our mid-stream segment performed well, particularly with the impact of the increase in liquids sold.”

WEBCAST
Unit will webcast its second quarter earnings conference call live over the Internet on August 2, 2007 at 11:00 Central Time (noon Eastern). To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange   under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, the timing of the completion of drilling rigs currently under construction, projected additions and date of service to the Company’s drilling rig fleet, projected growth of the Company’s oil and natural gas production, our ability to meet our consecutive quarterly positive net income goals, oil and gas reserve information, as well as our ability to meet our future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s exploration segment, development, operational, implementation and opportunity risks, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Statement of Income:
Revenues:
Contract drilling	$154,349	$175,908	$314,634	$337,338
Oil and natural gas	96,343	81,954	182,449	176,280
Gas gathering and
processing	35,769	21,720	66,537	47,202
Other	179	767	291	2,337
Total revenues	286,640	280,349	563,911	563,157

Expenses:
Contract drilling:
Operating costs	74,729	79,117	151,016	159,426
Depreciation	13,682	12,845	26,399	24,686
Oil and natural gas:
Operating costs	24,461	18,988	46,600	37,294
Depreciation,
depletion
and amortization	30,723	25,041	60,070	49,223
Gas gathering and
processing:
Operating costs	31,395	18,717	58,896	41,518
Depreciation
and amortization	2,555	1,232	4,894	2,382
General and
administrative	5,247	4,402	10,429	8,368
Interest	1,729	1,017	3,370	2,007
Total expenses	184,521	161,359	361,674	324,904
Income Before Income Taxes	102,119	118,990	202,237	238,253

Income Tax Expense:
Current	19,649	33,141	42,346	63,299
Deferred	16,904	11,032	29,843	25,224
Total income
taxes	36,553	44,173	72,189	88,523

Net Income	$65,566	$74,817	$130,048	$149,730

Net Income per Common
Share:
Basic	$1.41	$1.62	$2.81	$3.24
Diluted	$1.41	$1.61	$2.79	$3.23
Weighted Average Common
Shares Outstanding:
Basic	46,371	46,228	46,350	46,214
Diluted	46,603	46,443	46,573	46,418

	June 30,	December 31,
	2007	2006
Balance Sheet Data:
Current assets	$237,381	$232,940
Total assets	$2,081,596	$1,874,096
Current liabilities	$150,070	$160,942
Long-term debt	$209,800	$174,300
Other long-term liabilities	$55,428	$55,741
Deferred income taxes	$373,258	$325,077
Shareholders’ equity	$1,293,040	$1,158,036

	Six Months Ended June 30,
	2007	2006
Statement of Cash Flows Data:
Cash Flow From Operations before
Changes in Working Capital (1)	$256,778	$255,160
Net Change in Working Capital	(37,426)	(31,675)
Net Cash Provided by Operating Activities	$219,352	$223,485

Net Cash Used in Investing Activities	$(258,753)	$(210,407)
Net Cash Provided by (Used in)
Financing Activities	$39,390	$(13,224)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Contract Drilling Operations Data:
Rigs Utilized	97.9	110.3	97.4	109.5
Operating Margins (2)	52%	55%	52%	53%
Operating Profit Before
Depreciation (2) ($MM)	$79.6	$96.8	$163.6	$177.9

Oil and Natural Gas Operations Data:
Production:
Oil – MBbls	433	359	789	685
Natural Gas - MMcf	10,628	10,438	21,301	21,150
Average Prices:
Oil – MBbls	$53.18	$57.11	$50.66	$55.88
Natural Gas - MMcf	$6.78	$5.76	$6.58	$6.41
Operating Profit Before
DD&A (2) ($MM)	$71.9	$63.0	$135.8	$139.0

Gas Gathering and Processing
Operations Data:
Gas Gathering - MMBtu/day	218,290	243,399	222,164	229,448
Gas Processing - MMBtu/day	42,645	31,000	42,984	30,835
Liquids Sold – Gallons/day	113,829	50,169	104,946	50,749
Operating Profit Before
Depreciation (2) ($MM)	$4.4	$3.0	$7.6	$5.7

_____________
(1) Unit Corporation considers Unit’s cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by segment revenue.